Exhibit 99.1

For Immediate Release	Contact: Donna Pullen (803) 765-4558

Donald E. Pickett joins SCBT Financial Corporation as Chief Financial Officer

COLUMBIA, S.C.—(January 4, 2009)—Robert R. Hill, Jr., President and CEO for SCBT Financial Corporation (NASDAQ:  SCBT) announced today that Donald (“Donnie”) E. Pickett has been named executive vice president and chief financial officer of the company.

Pickett brings over twenty-five years of finance experience to SCBT.  He had a twelve-year career with Price Waterhouse, first in the Raleigh office and later in New York for a National Office SEC tour.  He joined Wachovia in Winston-Salem in 1995 and managed the Corporate Accounting function.  After Wachovia’s merger with First Union, he managed the SOX program and later led the internal audit group covering finance.  Most recently, he managed the internal audit group for the Wells Fargo Wealth, Brokerage and Retirement businesses.

“Donnie has the skills and experience we need to support our continued growth,” said Hill. “He will be a great addition to our team. This move will also allow John Pollok the time to focus on helping our company take advantage of the opportunities in the market place as COO.”

Pickett will assume the CFO responsibilities from John C. Pollok, who has served in this capacity since February 15, 2007.  Pollok has served during this time as both the company’s COO and CFO.

“We are excited Donnie is joining us as our chief financial officer,” said Pollok.  “He is a proven leader with extensive finance experience.  He brings the skills necessary to lead our finance function into the future.  Additionally, he will be an valued member of our executive leadership team.”

“I am excited to join SCBT, a company with a rich banking history in the Carolinas over the past 75 years and recently named in Forbes as one of the 100 most trustworthy companies,” said Pickett.  “I’m proud to be a part of the leadership of such an entrepreneurial company focused on soundness, profitability and growth.”

Pickett is a native of Raleigh, N.C. and graduated from North Carolina State University with degrees in Business Management and Accounting.  A Certified Public Accountant, he and his wife Wynn will reside in Columbia with their two children.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina and NCBT, a Division of SCBT, N.A.  Providing financial services for over 75 years, SCBT Financial Corporation operates 48 financial centers in 16 South Carolina counties and Mecklenburg County in North Carolina.  Named in Forbes as one of the 100 Most Trustworthy Companies in America, SCBT Financial Corporation has assets of approximately $2.8 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

###